Exhibit 99.1

ULTA BEAUTY ANNOUNCES FIRST QUARTER FISCAL 2025 RESULTS

Net Sales Increased 4.5% to $2.8 Billion

Comparable Sales Increased 2.9%

Net Income of $305.1 Million or $6.70 Per Diluted Share

Company Updates Fiscal 2025 Guidance

Bolingbrook, IL – May 29, 2025 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“first quarter”) ended May 3, 2025.

	13 Weeks Ended
	May 3,	May 4,
(Dollars in millions, except per share data)	2025	2024
Net sales	$2,848.4	$2,725.8
Comparable sales	2.9%	1.6%
Gross profit (as a percentage of net sales)	39.1%	39.2%
Selling, general and administrative expenses	$710.6	$665.9
Operating income (as a percentage of net sales)	14.1%	14.7%
Diluted earnings per share	$6.70	$6.47
New store openings, net	6	10

“Fiscal 2025 is off to an encouraging start with stronger-than-expected performance. Our Ulta Beauty Unleashed plan is resonating with guests, energizing our team, and fueling growth," said Kecia Steelman, president and chief executive officer. "The operating environment is fluid, and our outlook reflects uncertainty around how consumer demand could evolve. We believe our model uniquely positions us to win, and we will continue to focus on serving our guests while staying agile as we move through the year."

First Quarter of Fiscal 2025 Compared to First Quarter of Fiscal 2024

●	Net sales increased 4.5% to $2.8 billion compared to $2.7 billion, primarily due to increased comparable sales and new store contribution, partially offset by a decrease in other revenue.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 2.9% compared to the first quarter of fiscal 2024, driven by a 2.3% increase in average ticket and a 0.6% increase in transactions.
●	Gross profit increased 4.2% to $1.11 billion compared to $1.07 billion. As a percentage of net sales, gross profit decreased to 39.1% compared to 39.2%, primarily due to deleverage of store and supply chain fixed costs and lower other revenue, partially offset by lower inventory shrink.

●	Selling, general and administrative (“SG&A”) expenses increased 6.7% to $710.6 million compared to $665.9 million. As a percentage of net sales, SG&A expenses increased to 24.9% compared to 24.4%, primarily due to deleverage of store payroll and benefits and store expenses, partially offset by leverage of corporate overhead.
●	Operating income was $401.8 million, or 14.1% of net sales, compared to $400.9 million, or 14.7% of net sales.
●	The tax rate increased to 24.6% compared to 23.2%, primarily due to a reduced benefit from income tax accounting for stock-based compensation.
●	Net income was $305.1 million compared to $313.1 million.
●	Diluted earnings per share was $6.70, including a $0.01 benefit due to income tax accounting for stock-based compensation, compared to $6.47, including a $0.10 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the first quarter of fiscal 2025 totaled $454.6 million.

Merchandise inventories, net at the end of first quarter of fiscal 2025 increased 11.3% to $2.1 billion compared to $1.9 billion at the end of the first quarter of fiscal 2024. The increase was primarily due to inventory to support new brand launches, strategic investments in key categories, and 56 net new stores.

Share Repurchase Program

During the first quarter of fiscal 2025, the Company repurchased 986,733 shares of its common stock at a cost of $358.7 million. As of May 3, 2025, $2.3 billion remained available under the $3.0 billion share repurchase program announced in October 2024.

Store Update

During the first quarter of fiscal 2025, the Company opened six new stores, remodeled four stores, and relocated two stores. At the end of the first quarter of fiscal 2025 the Company operated 1,451 stores totaling 15.2 million square feet.

Fiscal 2025 Outlook

The Company has updated its outlook for fiscal 2025.

	Prior Fiscal 2025 Outlook	Updated Fiscal 2025 Outlook
Net sales	$11.5 billion to $11.6 billion	$11.5 billion to $11.7 billion
Comparable sales	0% to 1%	0% to 1.5%
New stores, net	approximately 60	no change
Remodel and relocation projects	40-45	no change
Operating margin	11.7% to 11.8%	no change
Diluted earnings per share	$22.50 to $22.90	$22.65 to $23.20
Share repurchases	approximately $900 million	no change
Interest income	approximately $6 million	no change
Effective tax rate	approximately 24.5%	no change
Capital expenditures	$425 million to $500 million	no change
Depreciation and amortization expense	$290 million to $300 million	no change

Conference Call Information

A conference call to discuss first quarter of fiscal 2025 results is scheduled for today, May 29, 2025, at 4:30 p.m. Eastern Time / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to register for the live event at https://q1-2025-ulta-beauty-earnings-conference-call.open-exchange.net/.

A replay will be available on the company's Investor Relations website at https://www.ulta.com/investor approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty. All in One Place®. Today, Ulta Beauty operates 1,451 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation and elevated interest rates, as well as prior labor, transportation, and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts, especially when combined with increased tariffs);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions, tariffs, and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment center, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;

●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 1, 2025, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	May 3,		May 4,
	2025		2024
	(Unaudited)		(Unaudited)
Net sales	$2,848,367	100.0%	$2,725,848	100.0%
Cost of sales	1,734,148	60.9%	1,656,068	60.8%
Gross profit	1,114,219	39.1%	1,069,780	39.2%

Selling, general and administrative expenses	710,613	24.9%	665,913	24.4%
Pre-opening expenses	1,829	0.1%	2,919	0.1%
Operating income	401,777	14.1%	400,948	14.7%
Interest income, net	(3,547)	(0.1%)	(6,900)	(0.3%)
Income before income taxes and equity net loss of affiliate	405,324	14.2%	407,848	15.0%
Income tax expense	99,644	3.5%	94,735	3.5%
Income before equity net loss of affiliate	305,680	10.7%	313,113	11.5%
Equity net loss of affiliate	628	0.0%	—	0.0%
Net income	$305,052	10.7%	$313,113	11.5%

Net income per common share:
Basic	$6.72		$6.51
Diluted	$6.70		$6.47

Weighted average common shares outstanding:
Basic	45,362		48,125
Diluted	45,508		48,381

Exhibit 2

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	May 3,	February 1,	May 4,
	2025	2025	2024
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$454,629	$703,201	$524,596
Receivables, net	225,146	223,334	203,463
Merchandise inventories, net	2,121,519	1,968,214	1,906,040
Prepaid expenses and other current assets	138,396	129,113	126,529
Prepaid income taxes	—	4,946	—
Total current assets	2,939,690	3,028,808	2,760,628

Property and equipment, net	1,251,287	1,239,295	1,195,658
Operating lease assets	1,658,834	1,609,870	1,561,767
Goodwill	10,870	10,870	10,870
Other intangible assets, net	—	204	434
Deferred compensation plan assets	47,467	47,951	45,718
Other long-term assets	78,541	64,695	56,864
Total assets	$5,986,689	$6,001,693	$5,631,939

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$537,518	$563,761	$463,777
Accrued liabilities	346,960	380,241	332,692
Deferred revenue	462,843	500,585	398,729
Current operating lease liabilities	285,764	288,114	284,815
Accrued income taxes	130,765	46,777	92,711
Total current liabilities	1,763,850	1,779,478	1,572,724

Non-current operating lease liabilities	1,689,439	1,635,120	1,607,953
Deferred income taxes	46,013	42,593	89,556
Other long-term liabilities	57,084	56,149	60,963
Total liabilities	3,556,386	3,513,340	3,331,196

Commitments and contingencies

Total stockholders’ equity	2,430,303	2,488,353	2,300,743
Total liabilities and stockholders’ equity	$5,986,689	$6,001,693	$5,631,939

Exhibit 3

Ulta Beauty, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	13 Weeks Ended
	May 3,	May 4,
	2025	2024
	(Unaudited)	(Unaudited)
Operating activities
Net income	$305,052	$313,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,033	64,739
Non-cash lease expense	91,105	77,938
Deferred income taxes	3,420	3,635
Stock-based compensation expense	11,418	10,082
Loss on disposal of property and equipment	892	2,975
Equity net loss of affiliate	628	—
Change in operating assets and liabilities:
Receivables	(1,812)	4,476
Merchandise inventories	(153,305)	(163,904)
Prepaid expenses and other current assets	(9,283)	(10,931)
Income taxes	88,934	85,652
Accounts payable	(24,920)	(74,069)
Accrued liabilities	(32,716)	(43,846)
Deferred revenue	(37,742)	(37,862)
Operating lease liabilities	(88,100)	(83,500)
Other assets and liabilities	(5,583)	10,842
Net cash provided by operating activities	220,021	159,340

Investing activities
Capital expenditures	(79,031)	(91,024)
Other investments	(7,346)	(2,563)
Net cash used in investing activities	(86,377)	(93,587)

Financing activities
Repurchase of common shares	(369,786)	(289,431)
Stock options exercised	481	8,913
Purchase of treasury shares	(12,911)	(23,283)
Debt issuance costs	—	(3,950)
Net cash used in financing activities	(382,216)	(307,751)

Net decrease in cash and cash equivalents	(248,572)	(241,998)
Cash and cash equivalents at beginning of period	703,201	766,594
Cash and cash equivalents at end of period	$454,629	$524,596

Exhibit 4

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2025	quarter	quarter	quarter	end of the quarter
1st Quarter	1,445	6	0	1,451

Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2025	the quarter	quarter	during the quarter	quarter
1st Quarter	15,110,170	53,037	0	15,163,207

Exhibit 5

Ulta Beauty, Inc.

Sales by Category

The following table sets forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	May 3,	May 4,
	2025	2024
Cosmetics	40%	42%
Skincare and wellness	25%	23%
Haircare	18%	19%
Fragrance	11%	10%
Services	4%	4%
Other	2%	2%
	100%	100%